Exhibit 99

NIC Earns Five Cents Per Share and Grows Portal Revenues 41 Percent in First Quarter 2010

Texas and New Mexico Contracts Drive 21 Percent Increase in Portal Gross Profit

OLATHE, Kan.--(BUSINESS WIRE)--May 3, 2010--NIC Inc. (NASDAQ: EGOV) today announced net income of $3.3 million and earnings per share of five cents on total revenues of $38.3 million for the three months ended March 31, 2010. Operating income was $5.6 million for the quarter as compared to $4.7 million for the prior year quarter. In first quarter 2009, the company reported net income of $2.8 million and earnings per share of four cents on total revenues of $27.4 million.

First quarter 2010 portal revenues and cost of portal revenues from the new Texas contract that commenced on January 1, 2010 were approximately $8.7 million and $6.5 million, respectively. Portal revenues and cost of portal revenues from the New Mexico Motor Vehicle Division (MVD) engagement, which launched in the fourth quarter 2009, were $0.5 million and $0.2 million, respectively. Cost of portal revenues in the current quarter also includes approximately $0.2 million in other portal-related start-up expenses. In addition, NIC incurred approximately $0.5 million in additional start-up expenses (included in cost of software & services revenues) from the new contract with the Department of Transportation, Federal Motor Carrier Safety Administration, to build and operate the National Motor Carrier Pre-Employment Screening Program, which is in final system testing.

“Across the board, our operations are doing a terrific job,” said Harry Herington, Chairman of the Board and Chief Executive Officer at NIC. “The Texas engagement has been seamlessly transitioned and our team in Austin is making final preparations for a second quarter portal relaunch. The New Mexico MVD services have been very well received by our partner. And to top it off, we are very excited about the upcoming launch of the National Motor Carrier Pre-Employment Screening Program, which is our first self-funded venture for the federal government. These initiatives have us off to a strong start in 2010.”

Quarterly portal revenues were a record $37.2 million, a 41 percent increase over first quarter 2009. On a same-state basis, portal revenues grew six percent in the first quarter. Same-state transaction-based revenues from non-driver record exchange (non-DMV) services rose 19 percent over first quarter 2009 through continued strong performance from several key applications, including payment processing, tax filings, motor vehicle registrations, and professional license renewals. Year-over-year growth in same state DMV revenues was flat in the first quarter, while same state portal time & materials revenues decreased four percent from first quarter 2009.

Portal gross profit percentage was 37 percent in the current quarter, down from 44 percent in the prior year quarter. As expected, this decrease was due mainly to the gross profit percentage from the new Texas contract, which is currently lower than the company-wide average excluding the new Texas contract, and to the aforementioned $0.2 million of portal-related start-up costs. Portal gross profits increased to $13.9 million, a 21 percent improvement over the prior year quarter.

“Our portals continue to propel the business forward and our consistent non-DMV growth demonstrates this,” said Steve Kovzan, NIC’s Chief Financial Officer. “We recognize that the time & materials component of our portal revenues was lower than expected as we cycle against a larger base of projects in 2009. Time & materials projects comprise approximately 10 percent of our portal revenue base and tend to be somewhat lumpy and less predictable than our transaction-based revenues from quarter to quarter. While these projects will continue to complement our self-funded model, our long-term focus will remain on driving adoption and implementation of new transaction-based revenue generating applications.”

As a percentage of total revenues, selling and administrative expenses were 19 percent in the current quarter, down from 23 percent in the first quarter of 2009. Selling & administrative expenses were $7.3 million in the current quarter, up from $6.3 million in the first quarter of 2009, primarily due to higher expenses incurred for sales commissions, incentive compensation and benefit expenses (including stock-based compensation), in addition to higher costs in connection with the previously disclosed ongoing SEC investigation.

On March 31, 2010, NIC’s cash and cash equivalents totaled $45.7 million. On February 26, 2010, NIC used $19.3 million of its cash reserves to pay a $0.30 per share special cash dividend to shareholders.

Operational Highlights

In the first quarter, NIC’s portal operations launched two significant enhancements that expand eGovernment service delivery to new technical platforms. In March, Arkansas launched the nation’s first secure eGovernment payments application for mobile phones, which processes payments for both state and local online services. Five NIC partner states (Kentucky, Nebraska, Tennessee, Utah, and West Virginia) also introduced the first eGovernment services developed specifically for the iPad by introducing interactive driver license practice tests last month.

“We are driven to make eGovernment services as broadly available as possible,” concluded Herington. “Opening up new markets to self-funded services, as we’ve done in the federal space, is one part of our growth strategy. We also see tremendous opportunity in making online services and payments easily accessible to the rapidly-growing mobile market. And having new apps ready for the iPad launch was a top priority for NIC as we continue to make eGovernment services accessible on the hottest new technology devices.”

First Quarter Earnings Call and Webcast Details
Dial-In Information
Monday, May 3, 2010
4:30 p.m. (EDT)
Call bridge:	877-941-0843 (U.S. callers) or 480-629-9645 (international callers)
Call leaders:	Harry Herington, Chairman of the Board and Chief Executive Officer
Steve Kovzan, Chief Financial Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.nicusa.com/investor.

A replay of the Webcast will be available until 11:00 p.m. (EDT) on August 2, 2010, by visiting http://www.nicusa.com/investor.

About NIC

NIC (NASDAQ: EGOV) is the nation's leading provider of official government portals and online services, and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 98 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include the potential for growth in revenues and income, and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to successfully increase the adoption and use of eGovernment services; the success of the company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the SEC investigation; and general economic conditions (including the current economic slowdown) and the other important cautionary statements and risk factors described in NIC's 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts

	Three months ended
	March 31,
	2010	2009
Revenues:
Portal revenues	$37,186	$26,404
Software & services revenues	1,071	1,006
Total revenues	38,257	27,410
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	23,295	14,892
Cost of software & services revenues, exclusive of depreciation & amortization	929	616
Selling & administrative	7,303	6,271
Amortization of acquisition-related intangible assets	81	-
Depreciation & amortization	1,082	936
Total operating expenses	32,690	22,715
Operating income	5,567	4,695
Other income (expense):
Interest income	1	41
Other income (expense), net	-	(1)
Total other income	1	40
Income before income taxes	5,568	4,735
Income tax provision	2,245	1,957
Net income	$3,323	$2,778

Basic net income per share	$0.05	$0.04
Diluted net income per share	$0.05	$0.04

Weighted average shares outstanding
Basic	63,267	62,796
Diluted	63,340	62,844

Key Financial Metrics:
Revenue growth - outsourced portals	41%	11%
Same state revenue growth - outsourced portals	6%	10%
Recurring portal revenue percentage	89%	91%
Gross profit % - outsourced portals	37%	44%
Selling & administrative as a % of total revenue	19%	23%
Operating income margin as a % of total revenue	15%	17%

Portal Revenue Analysis:
DMV transaction-based	$16,870	$12,372
Non-DMV transaction-based	14,465	9,616
Portal software & services	3,961	2,479
Portal management	1,890	1,937
Total portal revenues	$37,186	$26,404

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$45,674	$68,632
Trade accounts receivable	38,756	38,964
Deferred income taxes, net	938	834
Prepaid expenses & other current assets	5,100	3,231
Total current assets	90,468	111,661

Property and equipment, net	6,339	6,428
Intangible assets, net	1,902	1,991
Deferred income taxes, net	3,037	3,285
Other assets	274	242
Total assets	$102,020	$123,607

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,818	$42,872
Accrued expenses	11,052	12,793
Other current liabilities	420	777
Total current liabilities	49,290	56,442

Other long-term liabilities	578	607
Total liabilities	49,868	57,049

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
63,447 and 63,239 shares issued and outstanding	6	6
Additional paid-in capital	121,858	139,587
Accumulated deficit	(69,712)	(73,035)
Total stockholders' equity	52,152	66,558
Total liabilities and stockholders' equity	$102,020	$123,607

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2010	63,239	$6	$139,587	$(73,035)	$66,558
Net income	-	-	-	3,323	3,323
Cash dividends on common stock	-	-	(19,312)	-	(19,312)
Shares surrendered upon vesting of restricted
stock to satisfy tax withholdings	(25)	-	(200)	-	(200)
Restricted stock vestings	77	-	-	-	-
Stock-based compensation	-	-	1,040	-	1,040
Tax deductions relating to stock-based
compensation	-	-	61	-	61
Issuance of common stock under
employee stock purchase plan	156	-	682	-	682
Balance, March 31, 2010	63,447	$6	$121,858	$(69,712)	$52,152

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three-months ended
	March 31,
	2010	2009

Cash flows from operating activities:
Net income	$3,323	$2,778
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Amortization of acquisition-related intangible assets	81	-
Depreciation & amortization	1,082	936
Stock-based compensation expense	1,040	568
Deferred income taxes	144	1,618
Loss on disposal of property and equipment	-	1
Changes in operating assets and liabilities:
Decrease in trade accounts receivable	208	2,562
(Increase) in prepaid expenses & other current assets	(1,869)	(126)
(Increase) in other assets	(32)	-
(Decrease) in accounts payable	(5,054)	(1,225)
(Decrease) in accrued expenses	(1,941)	(1,511)
Increase (decrease) in other current liabilities	(357)	180
(Decrease) in other long-term liabilities	(29)	(125)
Net cash provided by (used in) operating activities	(3,404)	5,656
Cash flows from investing activities:
Purchases of property and equipment	(850)	(545)
Capitalized internal use software development costs	(135)	(109)
Net cash used in investing activities	(985)	(654)
Cash flows from financing activities:
Cash dividends on common stock	(19,312)	(19,150)
Proceeds from employee common stock purchases	682	465
Tax deductions related to stock-based compensation	61	-
Net cash used in financing activities	(18,569)	(18,685)
Net decrease in cash and cash equivalents	(22,958)	(13,683)
Cash and cash equivalents, beginning of period	68,632	60,373
Cash and cash equivalents, end of period	$45,674	$46,690
Other cash flow information:
Income taxes paid	$3,137	$792

CONTACT:
NIC
Chris Neff, 435-901-3870
cneff@nicusa.com